EXHIBIT 12

                            MUZAK LIMITED PARTNERSHIP

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)



                                       Eight
                                       months       Four
                                       ended        months      Year Ended   Year Ended   Year Ended    Year Ended
                                       August 31,   ended Dec.  Dec. 31,     Dec. 31,     Dec. 31,      Dec. 31,
                                       1992         31, 1992    1993         1994         1995          1996
                                       ----------------------------------------------------------------------------
EARNINGS:
Net loss attributable to
  general and limited partners         ($5,975)     ($656)      ($4,047)     ($8,116)      ($6,743)       ($11,739)
                                       -------     ------      --------      -------      --------       ---------

ADD BACK FIXED CHARGES:

Interest expense including
  amortization of deferred
  financing costs                        3,639      1,228         3,785        6,990         7,483           8,112
Preferred returns                           --        188           572          933         1,029             916
Assumed interest component
  of rent expense (1)                    1,064        546         1,863        2,128         2,566           2,584
                                       -------     ------      --------      -------      --------       ---------
Total fixed charges                      4,703      1,962         6,220       10,051        11,078          11,612
                                       -------     ------      --------      -------      --------       ---------
Adjusted earnings                      ($1,272)    $1,306        $2,173       $1,935        $4,335           ($127)
                                       =======     ======      ========      =======      ========       =========
Ratio of earnings to fixed charges       (0.27)      0.67          0.35         0.19          0.39           (0.01)
                                       =======     ======      ========      =======      ========       =========
Deficiency of earnings
  to fixed charges                      $5,975       $656        $4,047       $8,116        $6,743         $11,739
                                       =======     ======      ========      =======      ========       =========

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(1) Estimated as one-third of operating lease expenses